Exhibit 99.1

        THE INTERPUBLIC GROUP OF COMPANIES

        WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
        1271 Avenue of the Americas, New York, N.Y.  10020




FOR IMMEDIATE RELEASE
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             INTERPUBLIC MOVES TOWARD INDEPENDENT BOARD OF DIRECTORS

                The MONY Group CEO, Michael Roth, To Join Board;
        David Bell, Jim Heekin, Frank Lowe and Brendan Ryan To Step Down


NEW YORK, NY (February 11, 2002) - In recognition of corporate governance "best practices," The Interpublic Group of Companies (NYSE:IPG) announced today that four of its executives would be leaving the company's Board of Directors. Concurrently, Interpublic announced that it was adding Michael I. Roth, a prominent leader from the financial services industry to the Board. All of these moves will take effect immediately.

"The interests of Interpublic shareholders will be best served by a Board that is primarily made up of independent, outside Directors," said John Dooner, Chairman and Chief Executive Officer. "I want to thank David Bell, Jim Heekin, Frank Lowe and Brendan Ryan, not only for their able service to the Board, but for the continued contributions I know they will all make to the IPG companies they head. Their selfless decision to step down at this time will result in a Board whose composition is now consistent with that of other leading public companies."

Mr. Dooner added that, "I am very excited that Michael Roth will be coming onto our Board. His leadership has successfully transformed and invigorated The MONY Group. He also played an important role at Primerica Corporation as its Chief Financial Officer. As important, he's widely known as a business person with the highest professional and ethical standards. His presence on the Board will be of great value to us in ensuring strong governance in the financial area, as well as in the broader management of our companies."

Going forward, the Interpublic Board of Directors will be made up of Mr. Dooner and Sean Orr, the company's Executive Vice President and Chief Financial Officer, as well as seven independent outside Directors. They are: Frank J. Borelli, former CFO of Marsh&McLennan, Inc., Reginald K. Brack, former Chairman and CEO of Time Inc., Jill M. Considine, Chairman and CEO of The Depository Trust & Clearing Company, Richard Goldstein, Chairman and CEO of International Flavors and Fragrances, Inc., H. John Greeniaus, former Chairman and CEO of Nabisco, Inc., Michael I. Roth and J. Phillip Samper, Managing Director at Gabriel Venture Partners.

The Interpublic Group of Companies is among the world's largest advertising and marketing services organizations. Its four global operating groups are the McCann-Erickson World Group, The Partnership, FCB Group and Advanced Marketing Services. Major brands include Draft Worldwide, Deutsch, Foote Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal Media and Weber Shandwick.

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Contact Information

Media:                                            Investors:
Philippe Krakowsky                                Susan Watson
(212) 399-8088                                    (212) 399-8208